Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208924 on Form S-3 and in Registration Statements No. 333-208876, No. 333-197706, No. 333-62780, No. 333-63186, No. 333-130605, No. 333-153202, No. 333-153770, No. 333-169961 and No. 333-181150 on Form S-8 of our report dated February 29, 2016 (March 10, 2016 as to Notes 28, 29 and 30), relating to the consolidated financial statements of Willis Towers Watson Public Limited Company as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 appearing in this Current Report on Form 8-K of Willis Towers Watson Public Limited Company.

/s/ Deloitte LLP
London, United Kingdom
March 10, 2016